EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT
AS OF MARCH 2, 2009

		JURISDICTION OF	PERCENT OF
PARENT	SUBSIDIARIES	ORGANIZATION	OWNERSHIP
Hawk Corporation	Wellman Products Group, Inc.	Ohio	100%
Hawk Mauritius, Ltd.	Hawk Composites (Suzhou) Company Limited (2) Hawk International Trading (Shanghai) Company, Ltd.	China China	100 100	% %

Hawk Motors, Inc.	Hawk Motors de Mexico, S. de R.L. de C.V.) Hawk Motors Monterrey, S.A. de C.V.	Mexico Mexico	5 5	% %

Hawk Motors de Mexico, S. de R. L. de C.V.	Hawk Motors Monterrey, S.A. de C.V.	Mexico	95%

S. K. Wellman Holdings, Inc.	S. K. Wellman Corp. (1) S. K. Wellman S.p.A.(1) WFP Argentina S.R.L. (1)	Delaware Italy Argentina	100 95 95	% % %

S. K. Wellman Corp.	The S. K. Wellman Company of Canada Limited (1) S. K. Wellman S.p.A. (1) WFP Argentina S.R.L. (1)	Canada Italy Argentina	100 5 5	% % %

Wellman Products Group, Inc.	Friction Products Co. (1) Logan Metal Stampings, Inc. (1) S.K. Wellman Holdings, Inc. (1) Wellman Products LLC (1) Hawk Motors, Inc. Hawk Motors de Mexico, S. de R.L. de C.V. Hawk Mauritius, Ltd.	Ohio Ohio Delaware Ohio Delaware Mexico Mauritius	100 100 100 100 100 95 100	% % % % % % %

(1)	These subsidiaries also conduct business under the trade name “The Wellman Products Group.”

(2)	This subsidiary also conducts business under the trade name “Hawk Composites.”

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